STRATEGIC ALLIANCE AGREEMENT



          The following, entered into this 30th day of December, 1999 shall serve as the strategic alliance arrangement between Peter Pan, Inc. ("PPI") and MSH Entertainment Corporation ("MSH"). The parties hereto agree as follows:

1. PPI will present to MSH selected properties including audio and audio-visual works and performances, and/or other relevant projects in the entertainment industry, for which PPI controls merchandising and licensing rights.

2. These properties will be presented to MSH for the purpose of producing toys or other merchandising products and/or procuring the same.

3 PPI will select the property (ies) for presentation to MSH. Such selection process shall be done in PPI's sole discretion.

4. Upon presentation, PPI will inform MSH of the amount of time in which MSH must respond. In no event shall this time period be less than ten
          (10) days.

5. Each time PPI presents MSH with a property, and the parties agree to jointly develop said property, each parties rights and responsibilities will be memorialized in a deal memorandum. That deal memorandum will be the only source for determining the rights and obligations of the parties. The individual agreements will incorporate, but may not be limited to, development costs, production budgets, approvals, show bibles, design manuals, script re-writes, design merchandising licenses, the business contributions and creative materials incorporated into the audio visual productions from each of the Parties and the division for the adjusted gross profits and deficit financing.

6. The strategic alliance will be in force for some of the following purposes:

          i. PPI, may desire to have MSH re-conceptualize the property to make it more "toyetic" and possibly expand the marketplace for said Property;

          ii.   MSH may serve as the production entity producing the property;

          iii.  MSH may serve as the licensing agent for the property;

          iv. MSH may arrange for the television distribution of the Property, both domestically and foreign.

7. MSH will present to PPI selected properties for distribution which it owns and controls. This includes, but is not limited to the AGE library which is not previously or currently licensed. These properties will be mutually selected by PPI and MSH/AGE.

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8.        MSH will select the property(ies) for presentation to PPI. Such selection process shall be done in MSH's sole discretion.

9 Upon presentation MSH will inform PPI of the amount of time in which PPI must respond. In no event shall this time period be less than ten
          (10) days.

10. Each time MSH presents PPI with a property, and the parties agree to jointly develop said property, each parties rights and responsibilities will be memorialized in a deal memorandum. That deal memorandum will be the only source for determining the rights and obligations of the parties. The individual agreements will incorporate, but may not be limited to, development costs, production budgets, approvals, show bibles, design manuals, script re-writes, design merchandising licenses, the business contributions and creative materials incorporated into the audio visual productions from each of the Parties and the division for the adjusted gross profits and deficit financing.

11. The parties agree that in all cases where an agreement has been entered, both PPI and MSH shall use their best efforts to fulfill their obligations and duties thereunder.

12 Both parties agree that, upon being presented with a property, idea, or other proprietary information hereunder, they shall hold the same in confidence. The parties further agree that they will have a duty of confidentiality which will be binding whether or not an agreement is actually entered into.

13. This agreement represents the entire understanding of the strategic alliance between the parties.


AGREED TO ON BEHALF OF PPI


By:        /s/                                                Date:  12/30/99
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AGREED TO ON BEHALF OF MSH


By:        /s/                                                Date:  12/30/99
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